Exhibit 10(g)(g)(g)(g)
January 16, 2021
Kim Rivera
HP, Inc.
1501 Page Mill Road
Palo Alto, CA 94304
Re: Special Advisor to the CEO Agreement
Dear Kim:
This agreement (the “Special Advisor to the CEO Agreement”) sets forth the terms and conditions you and HP Inc. (the “Company”) have agreed effective February 1, 2021 (the “Transition Date”). In exchange for your agreement to continue employment for a defined transition period subject to the terms described herein, the parties agree to the following:
1.Change in Position. You will remain in your current positions as President of Strategy and Business Management and Chief Legal Officer through the Transition Date, and will continue to perform your regular duties through the Transition Date. As of the Transition Date, you will cease to perform in the aforementioned position, cease to operate as a Section 16 officer of the Company, and transition to employment as Special Advisor to the CEO of the Company.
2.Separation. Your last day of work with the Company and your employment termination date will be December 31, 2021 or such earlier date as your employment may terminate pursuant to Section 12 below (the “Separation Date”).
3.Advisory Period.
a.Duties. During the period between the Transition Date and the Separation Date (the “Advisory Period”), you will be employed full-time as Special Advisor to the CEO and your duties will include preparation of quarterly reports regarding market analysis, forecasting and strategy; and performing special projects and other tasks as reasonably assigned to you by the CEO. In the event that you provide legal advice or legal services in the course of performing your duties, such advice or legal services shall be covered by the attorney/client privilege and attorney work product privilege. During the Advisory Period, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved outside board service or volunteer activities (as described below in subsections 3(d) and 3(e)). You agree to perform your Advisory Period services in good faith and to the best of your abilities. During the Advisory Period, you will not have authority to enter into any contract on behalf of the Company or to make (or to purport to make) any binding representation on behalf of the Company except with the written approval of the CEO.
b.Confidential Information and Company Policies. During the Advisory Period, you will continue to comply with all Company policies and procedures, applicable laws, any applicable written agreements you have entered with the Company, including, without limitation, your HP Agreements Regarding Confidential Information and Proprietary

Developments (the “ARCIPD”, a copy of the most recent execution, signed on January 20, 2020, is attached hereto as Exhibit A). In the event you are asked to sign an updated standard version of the ARCIPD prior to your Separation Date, you agree to promptly do so.
c.Administrative Support; Information Systems. During the Advisory Period, you will continue to receive your current level of administrative support and use of and access to the Company’s office and network systems currently available to you. Your Company-provided email will remain in effect during the Advisory Period. You may perform your Advisory Duties remotely from your home or another location, unless you are asked by the CEO to come into the office or another business location in order to perform your duties.
d.Outside For-Profit Board Activities. During the Advisory Period, you may serve on a maximum of three boards of directors of outside for-profit entities, subject to approval by the CEO and the Company Board, which will not be unreasonably delayed or withheld. To request such approval, you must submit a description of the proposed board service and the pertinent entity in sufficient detail to enable the CEO and Company Board to determine the anticipated time demands of such service and whether it will raise conflicts of interests with the Company, pursuant to the Company’s relevant policies. Any Company-approved outside board activity shall not unreasonably interfere with your availability to perform your full-time role as Special Advisor to the CEO, nor raise any conflicts of interests with the Company, pursuant to the Company’s relevant policies. The Company acknowledges and agrees that your current service on the Thompson Reuters, Inc. board of directions is approved, and you acknowledge that this board counts towards the total of three permissible board seats of for-profit entities.
e.Outside Employment/Consulting Activities. During the Advisory Period, you shall not commence any outside employment or consulting engagements with any for-profit, nonprofit, or governmental entities. Furthermore, during the Advisory Period, you shall not accept any offer of outside employment or consulting engagement with any entity described in the Company’s most recent 10-K filing as (i) a “primary competitor”; or (ii) offering “competing products” as follows: “... independent suppliers offer[ing] nonoriginal supplies (including imitation, refill and remanufactured alternatives), which are often available for lower prices but which can also offer lower print quality and reliability compared to HP original inkjet and toner supplies.” During the Advisory Period, you may be permitted to engage in new, non-conflicting volunteer activities with non-profit entities (including but not limited to service on the board of a non-profit entity), subject to your submission of a detailed description of the proposed activity and pertinent entity, and approval by the CEO, which will not be unreasonably withheld or delayed or withheld. Any Company-approved outside volunteer activity shall not unreasonably interfere with your availability to perform your full-time role as Special Advisor to the CEO, nor raise conflicts of interests with the Company, pursuant to the Company’s relevant policies.
f.Compensation/Benefits. During the Advisory Period, your base salary (the “Continued Base Salary”) will remain the same as prior to the Transition Date; you will continue to be eligible for the Company’s standard benefits, subject to the terms of such plans and programs; and all of your currently-granted Company equity awards will continue to vest under the existing terms and conditions set forth in the applicable agreements, grant notices, and plan documents.
g.FY2021 Bonus. You will be paid a bonus (the “FY2021 Bonus”) for fiscal year 2021 at your full target amount, pursuant to the terms and conditions of the applicable annual bonus plan except that the full target amount will be paid regardless of the Company’s performance and regardless of the duration of the Advisory Period. For avoidance of doubt, the FY2021 Bonus will be paid to you at your full target amount regardless of the portion of the Company’s 2021 fiscal year (from November 1, 2020 through October 31, 2021) in which you are employed by the Company. The FY2021 Bonus will be paid at the time annual bonuses for fiscal year 2021 are generally paid to other employees, and subject to standard deductions and withholdings.
4.Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you any accrued salary not then yet paid and all accrued and unused paid time off (“PTO”) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law.
5.Executive Severance Benefits. If (i) you timely sign this Agreement, allow it to become effective, and, on or after the Separation Date, timely sign and return the Waiver and Release of Claims attached hereto as Exhibit C (the “Release”), and allow it to become effective, (collectively, the “Severance Preconditions”), and (ii) the Company does not terminate your employment for Cause, then as of the Separation Date, whenever it occurs, you shall be eligible to receive the following as your sole severance benefits (the “Executive Severance Benefits”), notwithstanding the fact that the HP Inc. Severance and Long-Term Incentive Change in Control Plan for Executive Officers, as amended and restated effective February 28, 2020 (the “Executive Severance Plan”) shall no longer apply to you since this Agreement provides certain severance benefits and terms which supersede and replace the Executive Severance Plan with respect to you. For sake of clarity, the Executive Severance Benefits shall be subject to your execution of the Release attached hereto on or following your Separation Date and the effectiveness thereof. For further clarity, while certain terms of the Executive Severance Plan are incorporated by reference in this Agreement for sake of brevity, you acknowledge and agree that the Executive Severance Plan itself no longer applies to you.
a.Cash Severance. While the Executive Severance Plan no longer applies to you, the Company will pay you cash severance as calculated in accordance with the formula contained in Section 2(a) of the Executive Severance Plan as follows: 25% of such cash severance shall be paid no later than the 75th day following your Separation Date, and thereafter 25% of such cash severance shall be paid on the 6th, 12th and 18th month anniversaries of your Separation Date; provided, however, that no such cash severance shall be paid prior to the Release Effective Date (as defined in the Release).
b.Health Benefit Stipend. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the

Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. If you comply with the Severance Preconditions above, as an additional element of the Executive Severance Benefits, you shall be eligible for a health benefit stipend as described in Section 2(d) of the Executive Severance Plan and paid pursuant to no later than the 75th day following your Separation Date; provided, however, that no such health benefit stipend shall be paid prior to the Release Effective Date (as defined in the Release).
c.Long-Term Incentive Awards. Time-based equity awards held by you as of the Separation Date will receive pro-rata vesting based on the number of full months worked during the vesting period applicable to such time-based equity award. Vesting of the performance-based equity awards held by you as of the Separation Date will be determined based on actual performance and prorated as set forth in the Executive Severance Plan. Such vesting adjustments shall be made as set forth in Sections 7(d) and 7(e) of the Executive Severance Plan; provided, however, that no additional vesting shall be provided prior to Release Effective Date (as defined in the Release). Except as explicitly provided in this Agreement, your right to exercise any vested options, and all other rights and obligations with respect to your equity awards will be as set forth in the applicable agreements, grant notices, and plan documents.
d.Severance Bonus. If your employment terminates other than for Cause after October 31, 2021, then the Company will pay you a pro-rata annual bonus as calculated in accordance with the formula contained in Section 2(b) of the Executive Severance Plan and paid on the same schedule described in Section 7(b) of the Executive Severance Plan; provided, however, that no cash severance shall be paid prior to the Separation Release Effective Date. For avoidance of doubt, if your employment terminates other than for Cause at any time on or prior to October 31, 2021, then in lieu of the pro-rated annual bonus described in Section 2(b) of the Executive Severance Plan, you will instead receive the FY2021 Bonus, as specified in Section 3(g) above.
e.Offsets. The Company retains the right to deduct and withhold from any payments to you all sums that it may be required to withhold pursuant to applicable tax withholding laws or regulations. Any liabilities you may have to the Company, including, without limitation, any outstanding loans or advances by the Company and any liabilities to reimburse the Company for any taxes paid on your behalf or personal expenses you have erroneously charged to the Company, must be paid in full before any benefit described above is provided or any discretionary benefits are provided to you herein; or the Company may, at its option, deduct any such amounts from any benefit provided to you under this Section 5. Any write-offs of any expenses or similar charges or amounts that were your responsibility but which are paid by the Company may cause “income” to be imputed to you on your W-2 and you will be subject to tax on this additional income.

6.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options. This Agreement supersedes the Company’s severance obligations to you under the Executive Severance Plan or any other plan, policy or agreement.
7.Expense Reimbursements. You agree that, within forty-five (45) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.
8.Return of Company Property. You agree that, within a reasonable period of time after the Separation Date, or at such earlier date as reasonably requested by the Company, you will return to the Company (with assistance from the Company’s IT staff) all Company documents (and all copies thereof) and other Company property and embodiments of information in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, information related to Company legal matters, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within seven (7) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed.
9.Confidentiality. The parties currently anticipate that this Agreement will be required to be publicly disclosed under applicable Securities and Exchange Commission (“SEC”) rules. Unless and until such disclosure is required (in the Company’s reasonable discretion), however, the parties agree that the existence and terms of this Agreement will be held by each such party in strictest confidence, and not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the Company may disclose this Agreement in the normal course of business operations, and/or as necessary to fulfill standard or legally-required corporate reporting or disclosure requirements (including but not limited to those required by the Securities and Exchange Commission (the “SEC”)) or as part of any due diligence request; (c) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers and financial advisors; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.
10.Non-disparagement. You agree not to disparage the Company, its officers, Board directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. Likewise, the Company agrees to instruct its officers and Board directors not to disparage you in any manner likely to be harmful to you or your business, business reputation, or personal reputation. Notwithstanding the foregoing, any party may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain any party in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation, nor prevent any party from disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment.
11.Transition Messaging. You and the Company (on behalf of its officers and directors) agree that, except as otherwise authorized or required by this Agreement, any statements or disclosures to Company personnel or third parties, which pertain to your advisory role or the reasons for your transition, shall be consistent with the public press release filed on January 19, 2021.
12.Early Termination. Nothing in this Agreement alters your employment at will status. Accordingly, during the Advisory Period you are entitled to resign your employment with or without cause or advance notice, and the Company may terminate your employment with or without “Cause” as such term is defined in the HP Inc. Severance and Long-Term Incentive Change in Control Plan for Executive Officers, as amended and restated effective February 28, 2020 (the “Executive Severance Plan”).
i.Resignation or Termination Due to Certain Outside Activity. If prior to December 31, 2021, you resign your employment for any reason or the Company terminates your employment because you have commenced or accepted, as applicable, outside employment or consulting as described in Sections 3(e) above or outside board service in violation of Section 3(d) above, then as of the Separation Date: (1) the Company will cease paying your Continued Base Salary; (2) your equity awards will cease vesting; (3) the Company will pay you the FY2021 Bonus, at the time annual bonuses for fiscal year 2021 are generally paid to other employees, if it has not already been paid to you as of the Separation Date and (4) you will remain eligible to receive the Executive Severance Benefits described in Section 5 below, provided that you satisfy the Severance Preconditions.
ii.Termination for Cause. If prior to December 31, 2021, the Company terminates your employment for Cause, then as of the date your employment terminates: (1) the Company will cease paying you the Continued Base Salary; (2) your equity awards will cease vesting; (3) you will not be entitled to receive the FY2021 bonus; and (4) you will not be entitled to the Executive Severance Benefits.
iii.Termination for Any Other Reason. If prior to December 31, 2021, your employment terminates for any reason other than due to Cause, then you shall be entitled to the same rights and benefits provided in Section 3(g) and Section 5, and the Company will pay to you in a lump sum an amount equal to the Continued Base Salary for the period between your Separation Date and December 31, 2021, less applicable deductions and withholdings.
iv.Definition of Cause. For purposes of this Agreement, “Cause” for termination will mean your: (i) conviction of, or plea of guilty or nolo contendere to, a felony under federal law or the law of the state in which such action occurred;(ii) willful and deliberate failure in the performance of your duties in any material respect (for sake of clarification and by way of example, the term “duties” shall be construed to include your duties during the Advisory Period as set forth in this Agreement);(iii) willful misconduct that results in material harm to the Company; or (iv) material violation of the Company’s ethics and compliance program, code of conduct or other material policy of the Company. For purposes of this provision, no act or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. You will not be deemed to be discharged for Cause unless and until there is delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the independent members of the Board at a meeting called and duly held for such purpose (after reasonable notice is provided to you, and you are given an opportunity, together with your counsel, to be heard before the Board), finding in good faith that you are guilty of the conduct set forth above and specifying the particulars thereof in detail. In the event of a dispute as to whether Cause exists, any finding of Cause shall be subject to de novo review in arbitration as provided in Section 21 below.
13.No Voluntary Adverse Action. You represent that you have not instituted, assisted, or otherwise participated in connection with, any complaint, claim, charge, lawsuit, or administrative agency proceeding, or action at law or otherwise against the Company. During the Advisory Period and at all times thereafter, you agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section below) assist any person or non-governmental third-party, either directly or indirectly (including through agents or attorneys) in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents. Further, you agree that you will not induce or encourage any person or entity to bring claims against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents. For avoidance of doubt, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.

14.Cooperation. During the Advisory Period and at all times thereafter, you agree to provide reasonable cooperation with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
15.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
16.Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the decision to transition or terminate that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) (as amended) and the California Fair Employment and Housing Act (as amended). For the avoidance of doubt and to the extent permitted by law, you waive your right to institute in the future any complaint, claim, charge, lawsuit, or administrative proceeding, or action at law or otherwise against the Company, based on conduct occurring as of your execution of the Release. In addition, you agree not to accept any relief or recovery from any such action or proceeding filed on your behalf. Furthermore, to the fullest extent permitted by applicable law, you agree that you will not knowingly permit yourself to be a member of any class seeking relief against the Company, or allow a suit to be brought on your behalf, whether individually or collectively, regarding any claim released by this Agreement and the Release. Notwithstanding the above, you agree that this Agreement and the Release does not affect the rights or responsibilities of the Equal

Employment Opportunity Commission (“EEOC”) or any other human rights agency to enforce any applicable law or permit interference with your ability to participate in an investigation or proceeding conducted by the EEOC, although you agree not to accept any relief from such proceeding. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; and (iii) any claims for breach of this Agreement. You acknowledge and agree that the foregoing release of claims is provided in exchange for your materially modified terms and conditions of employment during the Advisory Period, eligibility for certain severance benefits and other consideration provided by the Company in this Agreement, and not in exchange for a raise or as a condition of continued employment.
17.ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company’s Chief Human Resources Officer); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
18.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
19.Protected Rights. You understand that nothing in this Agreement limits your ability to report violations of federal, state or local law or regulation to any governmental agency, or entity authorized to receive such information, such as the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, or the SEC (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the SEC, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Except for a claim brought under the ADEA, should you materially breach this Agreement, the Company shall be entitled to cease making any payments and providing any benefits due hereunder, unless required by law, and to recover from you the full value of any payments or benefits provided to you under this Agreement, unless they were required by law.
20.Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked through the date you sign this Agreement; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
21.Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in Palo Alto, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Unless the parties agree otherwise in writing, after submission of a written claim for arbitration as set forth above, the parties will mediate their claims or disputes through JAMS and the Company will pay the administrative fees and costs of mediation. If the dispute is not resolved by mediation and is covered under this Agreement, you and the Company shall pursue the covered dispute exclusively in binding arbitration.
22.Section 409A. All payments and benefits provided under this Agreement are intended to satisfy the requirements for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (“Section 409A”), to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, such payments and benefits are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible, provided that to the extent any payment under the Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under the this Agreement is determined to be subject to (and not exempt from) Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. If payment of any amount of nonqualified deferred compensation is triggered by a separation from service that occurs while you are a specified employee (as such term is defined in Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six (6)-month period, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of your estate following your death.
23.Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

Sincerely,

By:	/s/ ENRIQUE LORES
Enrique Lores
Chief Executive Officer

Exhibit A: Agreements Regarding Confidential Information and Proprietary Developments
Exhibit B: Executive Severance Plan
Exhibit C: Release

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ KIM RIVERA
Kim Rivera

January 18, 2021
Date

EXHIBIT A

CONFIDENTIAL INFORMATION AGREEMENT

January 20, 2020

HP Agreement Regarding Confidential Information and Proprietary Developments

Name : Rivera, Kim

Employee ID : 60064360

1. Consideration and Relationship to Employment. In return for the agreement by HP Inc. or one of its subsidiaries, successors, assigns, or affiliates (including each of their successors and assigns) (referred to collectively as, "HP" or the "Company") that I will be provided certain confidential and proprietary information, training, and/or customer contacts to assist me in my employment duties, and in consideration for my eligibility for a grant of performance-based equity, stock options, restricted stock units and/or other equity ("Awards") under the Second Amended and Restated HP Inc. 2004 Stock Incentive Plan (the "Plan"), I knowingly agree to restrictions provided for below that will apply during and after my employment by HP. I understand, however, that nothing relating to this Agreement will be interpreted as a contract or commitment whereby HP is deemed to promise continuing employment for a specified duration. My acceptance of this Agreement may be indicated either by a manual signature or by my completion of a computer-based process that duly confirms my agreement to such terms.

2. Confidential Information. This Agreement concerns confidential business and technical information, and know-how not generally known to the public which is acquired or produced by me in connection with my employment by HP (hereinafter "Confidential Information") as well as trade secrets acquired or produced by me in connection with my employment by HP. Confidential Information may include, without limitation, information on HP organizations, staffing, finance, structure, information of employee performance, compensation of others that is entrusted to me in confidence in the course and scope of my employment duties, research and development, manufacturing and marketing, files, keys, certificates, passwords and other computer information, as well as information that HP receives from others under an obligation of confidentiality. I agree to abide by the HP Confidential Information Policy and specifically agree that with regard to HP Confidential Information and trade secrets:

(a) to use such information only in the performance of HP duties;

(b) to hold such information in confidence and trust; and

(c) to use all reasonable precautions to assure that such information is not disclosed to unauthorized persons or used in an unauthorized manner, both during and after my employment with HP.

I further agree that any organizational information or staffing information learned by me in connection with my employment by HP is the Confidential Information of HP, and I agree that I will not share such information with any recruiters or any other employers, either during or subsequent to my employment with HP; further, I agree that I will not use or permit use of such as a means to recruit or solicit other HP employees away from HP (either for myself or for others).

The nondisclosure provisions of this Agreement are intended to maintain the confidentiality of the Company's trade secrets and to prevent the use of Company Confidential Information and property to assist a competitor. Nothing in this Agreement shall be construed to prohibit any use or disclosure of information that is protected by law, to prohibit a disclosure compelled by law, to prohibit lawful testimony, to interfere with law enforcement by a duly authorized law enforcement agency, or to prohibit the reporting of an illegal act to any duly authorized law enforcement agency or to require the prior approval of HP before making such a report. I acknowledge notice that under the 2016 Defend Trade Secrets Act (DTSA) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that is (i) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

3. Proprietary Developments. This Agreement also concerns inventions and discoveries (whether or not patentable),

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designs, works of authorship, mask works, improvements, data, processes, computer programs and software that are conceived or made by me alone or with others while I am employed by HP and that relate to the research and development or the business of HP, or that result from work performed by me for HP, or that are developed, in whole or in part, using HP's equipment, supplies, facilities or trade secrets information (hereinafter called "Proprietary Developments"). Such Proprietary Developments are the sole property of HP, and I hereby assign and transfer all rights in such Proprietary Developments to HP. I also agree that any works of authorship that are Proprietary Developments created by me shall be deemed to be "works made for hire." I further agree for all such Proprietary Developments:

(a) to disclose them promptly to HP;

(b) to sign any assignment document to formally perfect and confirm my assignment of title to HP;

(c) to assign any right of recovery for past damages to HP; and

(d) to execute any other documents deemed necessary by HP to obtain, record and perfect patent, copyright, mask works and/or trade secret protection in all countries, in HP's name and at HP's expense.

I understand that HP may assign and/or delegate these rights. I agree that, if requested, my disclosure, assignment, execution and cooperation duties will be provided to the entity designated by HP.

In compliance with prevailing provisions of relevant state statutes,* this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

4. Respect for Rights of Former Employers. I agree to honor any valid disclosure or use restrictions on information or intellectual property known to me and received from any former employers or any other parties prior to my employment by HP. I agree that without prior written consent of such former employers or other parties, I will not knowingly use any such information in connection with my HP work or work product, and I will not bring onto the premises of HP any such information in whatever tangible or readable form.

5. Work Product. The product of all work performed by me during and within the scope of my HP employment including, without limitation, any files, presentations, reports, documents, drawings, computer programs, devices and models, will be the sole property of HP. I understand that HP has the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.

6. HP Property. I will not remove any HP property from HP premises without HP's permission. Upon the end of my employment with HP, I will return all HP property to HP unless HP's written permission to keep it is obtained. I understand that accessing HP computer systems to compete or prepare to compete with HP is unauthorized access and may expose me to civil or criminal penalties.

7. Protective Covenants. I acknowledge that a simple agreement not to disclose or use HP's Confidential Information, trade secrets, or Proprietary Developments after my employment by HP ends would be inadequate, standing alone, to protect HP's legitimate business interests because the kind of activities I have agreed to avoid below would, by their nature, compromise such Confidential Information, trade secrets, and Proprietary Developments as well as the goodwill and customer relationships that HP will pay me to develop for the company during my employment by HP. I recognize that activities that violate HP's rights in this regard, whether or not intentional, are often undetectable by HP until it is too late to obtain any effective remedy, and that such activities will cause irreparable injury to HP. To prevent this kind of irreparable harm and to protect HP's trade secrets, I agree that for a period of twelve months following the end of my employment with HP, I will abide by the following Protective Covenants:

(a) No Conflicting Business Activities. I will not provide services to a Competitor in any role or position (as an employee, consultant, or otherwise) that would involve Conflicting Business Activities; however, in the event my employment with HP is involuntary terminated by HP as a direct result of a workforce restructuring program or similar reduction in force, the restriction in this clause (paragraph 7, subpart (a)) will not apply;

(b) No Solicitation of Customers. I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with any customer of HP in pursuit of a Competing Line of Business if I either had business-related contact with that customer or received Confidential Information about that customer in the last two years of my employment at HP;

(c) No Solicitation of HP Employees. I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with an HP Employee for the purpose of persuading or helping the HP Employee to end or reduce his or

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her employment relationship with HP if I either worked with that HP Employee or received Confidential Information about that HP Employee in the last two years of my employment with HP; and

(d) No Solicitation of HP Suppliers. I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with an HP Supplier for the purpose of persuading or helping the HP Supplier to end or modify to HP's detriment an existing business relationship with HP if I either worked with that HP Supplier or received Confidential Information about that HP Supplier in the last two years of my employment with HP.

As used here, "Competitor" means an individual, corporation, other business entity or separately operated business unit of an entity that engages in a Competing Line of Business. "Competing Line of Business" means a business that involves a product or service offered by anyone other than HP that would replace or compete with any product or service offered or to be offered by HP with which I had material involvement while employed by HP (unless HP and its subsidiaries are no longer engaged in or planning to engage in that line of business). "Conflicting Business Activities" means job duties or other business-related activities in the United States or in any other country where the HP business units in which I work do business, or management or supervision of such job duties or business-related activities, if such job duties or business-related activities are the same as or similar to the job duties or business-related activities in which I participate or as to which I receive Confidential Information or trade secrets in the last two years of my employment with HP. I acknowledge that given the nature of my role as an executive level employee, my duties involve my having access to Confidential Information relevant to a national or larger geographic area such that Conflicting Business Activities is appropriately a nationwide or larger restriction. "HP Employee" means an individual employed by or retained as a consultant to HP or its subsidiaries. "HP Supplier" means an individual, corporation, other business entity or separately operated business unit of an entity that regularly provides goods or services to HP or its subsidiaries, including without limitation any OEM, ODM or subcontractor.

8. Enforcement. I make these agreements to avoid any future dispute between myself and HP regarding specific restrictions on my post-employment conduct that will be reasonable, necessary and enforceable to protect HP's Confidential Information, trade secrets, and Proprietary Developments and other legitimate business interests. The Protective Covenants and my entitlement to retain the benefits of any Plan Awards received or vested after execution of this Agreement shall be construed as non-severable and mutually dependent terms and as a result HP may recover such Award benefits (or their current value) from me if the Protective Covenants are found to be legally void or unenforceable in any material part. This Agreement benefits both me and HP because, among other things, it provides finality and predictability for both me and the Company regarding enforceable boundaries on my future conduct. For these reasons, I agree that I will not pursue any legal action to set aside or avoid application of the Protective Covenants. This Agreement will survive the end of my employment with HP and shall, likewise, continue to apply and be valid notwithstanding any change in my duties, responsibilities, position, or title.

9. Notice of Post-Employment Activities. If I accept a position with a Competitor at any time within twelve months following the end of my employment with HP, I will promptly give written notice to the senior Human Resources manager for the HP business sector in which I worked, with a copy to HP's General Counsel, and will provide HP with the information it needs about my new position to determine whether such position would likely lead to a violation of this Agreement (except that I need not provide any information that would include the Competitor's trade secrets). I consent to HP notifying my new employer of my rights and obligations under this Agreement.

10. Relief; Extension. I understand that if I violate this Agreement (particularly the Protective Covenants), HP will suffer irreparable harm and will be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (ii) where permitted by law, recovery of attorneys' fees and costs incurred by HP in obtaining such relief and (iii) any other legal and equitable relief to which HP may be entitled. Injunctive relief will not exclude other remedies that might apply. For purposes of any award of fees or costs, HP shall be considered the prevailing party if it is awarded any part of the relief requested by it, either through partial enforcement, reformation of this Agreement, or otherwise. If I am found to have violated any restrictions in the Protective Covenants, then the time period for such restrictions will be extended by one day for each day that I am found to have violated them, up to a maximum extension equal to the time period originally prescribed for the restrictions. I acknowledge that if the Company determines that (i) I have engaged in misconduct prohibited by applicable law or any applicable policy of the Company, as in effect from time to time, or (ii) the Company is required to make recovery from me under applicable law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate and to the extent permitted under applicable law, (a) recover from me any incentive payments (whether cash or equity) paid to me up to three years prior to the end of my employment or any time thereafter; (b) cancel my outstanding incentive awards (cash and equity) whether or not vested, and cancel any otherwise applicable future payments to me, and (c) take any other action required or permitted by applicable law; provided, however, that the Company will not, unless required or permitted by applicable law, recover amounts from a plan of non-qualified deferred compensation to the extent the recovery would result in tax penalties to Executive under Internal Revenue Code Section 409A.

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11. Severability; Authority for Revision; Assignment. Except where otherwise expressly provided, the provisions of this Agreement are severable and will be separately construed. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein will remain in full force and effect as if the provision so determined had not been contained herein. If the restrictions provided in this Agreement are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to such restrictions to the extent necessary to enforce the intent of the parties and to provide HP's goodwill, Confidential Information, trade secrets, Proprietary Developments and other business interests with effective protection. If this Agreement or material restrictions provided for in this Agreement are deemed unenforceable and cannot be reformed to be enforced, then any previously existing Agreement Regarding Confidential Information and Proprietary Developments (ARCIPD) or comparable agreement containing the same or substantially similar restrictions applicable to me shall apply and shall not be deemed to have been superseded or replaced by this Agreement notwithstanding any provisions in this Agreement to the contrary. The title and paragraph headings in this Agreement are provided for convenience of reference only, and shall not be considered in determining its meaning, intent or applicability. This Agreement will inure to the benefit of the parties' heirs, successors and assigns. I agree that this Agreement, including but not limited to the Protective Covenants contained in Paragraph 7 (and its subparts), may be assigned by HP to a subsequent employer, successor, or assign without the need for further authorization or agreement from me.

12. Governing Law. The laws of the state of Delaware shall govern this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any conflicts of laws principles to the contrary. The parties stipulate that this Agreement involves contractual rights with a value in excess of $100,000; that Delaware Code Title 6. Commerce and Trade § 2708 applies to this Agreement; and, that this Agreement is intimately related to and a part of the governance of the Company's internal affairs and my participation in same (through, among other things, the Awards I am made eligible to receive and/or maintain vesting rights in as a consequence of this Agreement).

13. Forum and Venue. Subject to the limitations of any mandatory arbitration obligation I may be subject to, the exclusive venue for any legal action arising from this Agreement will be a federal or state court of competent jurisdiction located in the state of Delaware. I hereby stipulate and consent to the personal jurisdiction of such courts, and expressly waive any right to object to any such court's exercise of jurisdiction over me on grounds of convenience or otherwise. I agree that Delaware has the most material interest of any state in the enforcement of this Agreement because it is designed to help preserve shareholder value and rights in a Delaware corporation and it is ancillary to, and a condition of eligibility for an Award governed by Delaware law.

14. Acceptance by HP. A counterpart of this Agreement has been manually executed on behalf of HP by a duly authorized officer of HP Inc. to indicate HP's acceptance of the terms hereof and HP's covenant to perform its obligations hereunder (including, without limitation, HP's agreement that I will be provided certain confidential and proprietary information, training, and/or customer contacts to assist me in my duties). Such acceptance on behalf of HP is conditioned upon my reciprocal agreement to such terms. I acknowledge the sufficiency of HP's acceptance of the terms hereof to establish the mutual rights and responsibilities defined herein. I agree that I have been given ample time to consider this Agreement (no less than 3 business days or such other period of time as may be required by law) before accepting.

For HP Inc. and HPI Federal LLC:

Kim M. Rivera
President, Strategy and Business Management and Chief Legal Officer

Ruairidh Ross
President and Secretary, Indigo America, Inc.

FOR EMPLOYEE

(Employee's acceptance of the terms of this Agreement may be indicated either by a manual signature or by completion of a computer-based process that duly confirms agreement to such terms.)

*Including: California Labor Code Section 2870; Delaware Code Title 19 Section 805; Illinois 765ILCS1060/1-3, "Employees Patent Act"; Kansas Statutes

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Section 44-130; Minnesota Statutes 13A Section 181.78; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-l through 34-39-3, "Employment Inventions Act"; Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140.

Nov. 2018 MD Equity ARCIPD DL

Doc Number : 37872-51457

Accepted on January 20, 2020

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Exhibit B

EXECUTIVE SEVERANCE PLAN

EXHIBIT C
WAIVER AND RELEASE OF CLAIMS
(To be signed and returned to the Company on or within twenty-one (21) days after the
Separation Date.)
In exchange for the severance benefits to be provided to me by HP Inc. (the “Company”) pursuant to that certain letter transition agreement with the Company dated _____ (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
I hereby represent that I have been paid all compensation owed and for all hours worked through the date I sign this Release, have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I acknowledge that, other than the severance benefits to be provided to me pursuant to the Agreement upon satisfaction of the Severance Preconditions, I have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.
I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This Release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the ADEA and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Release are any claims that cannot be waived by law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke this Release (in a written revocation sent to the Company); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release provided that I do not revoke it (the “Release Effective Date”). Except for a claim brought under the ADEA, should you materially breach this Release or the Agreement, the Company shall be entitled to cease making any payments and providing any benefits due under the Agreement unless required by law, and to recover from you the full value of any payments or benefits provided to you under the Agreement unless required by law.
In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.
I understand that nothing in this Release limits my ability to file a charge or complaint with the Government Agencies. I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the SEC, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released by signing this Release.
This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD, ACCEPTED, AND AGREED:

Kim Rivera	Date